Exhibit 99.1

SERA PROGNOSTICS REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS
Salt Lake City – May 8, 2024 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the first quarter of 2024 ended March 31, 2024.
Recent Highlights:
•Submitted manuscript of PRIME study interim analysis results for peer-reviewed publication.
•Shipped first ambient whole blood collection kits, which we believe is critical to facilitating new commercial opportunities and is expected to yield significant reduction in cost of goods sold via simpler, cheaper collection methods and more efficient lab processing, which should also enable increased lab processing capacity.
•Working with payers and providers, in collaboration with other stakeholders, on targeted state implementation programs to promote health equity to address spontaneous premature births and improve pregnancy care.
•Exploring attractive international markets by beginning to engage with regulators in countries with a significant number of premature births where the addressable market for the SeraTM PreTRM® Test could be large.
“While revenue for the quarter was impacted by revenue adjustments related to old accounts, we continue to be pleased with our progress in setting the stage for a potential revenue inflection by submitting data for publication to enhance our evidence portfolio that we believe could ultimately lead to broad adoption, and by exploring growth opportunities in the interim where PreTRM can make a sizeable difference in improving maternity and birth outcomes,” said Zhenya Lindgardt, President and CEO of Sera Prognostics. “Our new ambient whole blood collection method allows us to access more patients and, as revenue ramps, we expect should significantly improve gross margin and enable Sera to process more tests efficiently to meet future demand.”
First Quarter 2024 Financial Results
First quarter 2024 revenue before adjustments was $39,000 compared to $100,000 for the same period of 2023, but net revenue was nil after our periodic review of accounting estimates for older tests.
Total operating expenses were $9.1 million, down 20% from $11.4 million for the first quarter of 2023.

Research and development expenses for the first quarter of 2024 were $3.7 million, down 10% from $4.1 million for the first quarter of 2023 due primarily to lower clinical study costs.
Selling, general and administrative expenses for the first quarter of 2024 were $5.4 million, down 26% from $7.3 million for the first quarter of 2023 due primarily to steps to streamline commercial operations, better focus our commercial strategy and reduce overall operating expenses.
Lower costs resulted in a 24% narrower net loss for the first quarter of 2024: $8.1 million compared to $10.6 million for the same quarter a year ago.
Conference Call Information
Sera Prognostics will host a corresponding conference call and live webcast today to discuss first quarter 2024 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:
US domestic callers: (800) 836-8184
International callers: (646) 357-8785
Webcast Registration Link: https://app.webinar.net/24aZA3pXRQp
Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.
About Sera Prognostics, Inc.
Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.
About Preterm Birth
Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2023 March of Dimes Report Card shows that, for the last five consecutive years, more than one in ten infants is born prematurely in the United States. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.
About the PreTRM® Test
The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.
Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the shipping of ambient whole blood collection kits facilitating new commercial opportunities, yielding significant reduction in cost of goods sold via simpler, cheaper collection methods and more efficient lab processing, and enabling increased lab processing capacity; targeted state implementation programs; exploring attractive international markets and engaging with regulators in countries where the addressable market for the Sera™ PreTRM® Test could be large; a potential revenue inflection; publication of data to enhance our evidence portfolio; broad adoption and interim growth opportunities for PreTRM testing; the company’s new ambient whole blood collection method allowing the company to access more patients; a revenue ramp; significantly improved gross margin; processing more tests efficiently; future demand; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the COVID-19 pandemic and its potential lingering impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Final Prospectus on Form S-1, which was filed with the Securities and Exchange Commission on July 14, 2021, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact
Investor Contact
Peter DeNardo, CapComm Partners
peter@capcommpartners.com
+1 (415) 389-6400

SERA PROGNOSTICS, INC.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Revenue	$—	$100
Operating expenses:
Cost of revenue	17	62
Research and development	3,683	4,103
Selling and marketing	1,227	2,818
General and administrative	4,170	4,446
Total operating expenses	9,097	11,429
Loss from operations	(9,097)	(11,329)
Interest expense	(9)	(16)
Other income, net	1,009	780
Net loss	$(8,097)	$(10,565)
Net loss per share, basic and diluted	$(0.25)	$(0.34)
Weighted-average shares outstanding, basic and diluted	32,220,038	31,019,311

SERA PROGNOSTICS, INC.
Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$4,239	$3,880
Marketable securities	48,734	45,199
Accounts receivable	117	160
Other receivables	—	11,310
Prepaid expenses and other current assets	756	795
Total current assets	53,846	61,344
Property and equipment, net	1,808	1,999
Long-term marketable securities	32,386	30,841
Other assets	1,846	1,257
Total assets	$89,886	$95,441
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,026	$1,046
Accrued and other current liabilities	2,863	2,722
Finance lease obligation, current portion	448	440
Deferred revenue	20,231	20,235
Total current liabilities	24,568	24,443
Finance lease obligation, net of current portion	81	196
Operating lease obligation, net of current portion	487	644
Total liabilities	25,136	25,283
Commitments and contingencies
Stockholders' equity:
Common stock, Class A and Class B	3	3
Additional paid-in capital	319,921	317,066
Accumulated other comprehensive loss	(181)	(15)
Accumulated deficit	(254,993)	(246,896)
Total stockholders' equity	64,750	70,158
Total liabilities and stockholders' equity	$89,886	$95,441